Exhibit 99.1

BITE ACQUISITION CORP.

BALANCE SHEET

February 17, 2021

		Pro Forma
	February 17, 2021	Adjustments		As Adjusted
		(unaudited)		(unaudited)
Assets:
Cash	$1,164,403	$-		$1,164,403
Prepaid expenses	734,337			734,337
Total current assets	1,898,740	-		1,898,740
Cash held in trust account	175,100,000	25,000,000	(a)	200,000,000
		400,000	(b)
		(500,000)	(c)
Total Assets	$176,998,740	$24,900,000		$201,898,740

Liabilities and Stockholders’ Equity
Accrued offering costs and expenses	891,411			891,411
Due to related party	2,143			2,143
Promissory note-related party	82,500			82,500
Due to Sponsor	100,000	(100,000)	(b)	-
Total Liabilities	1,076,054	(100,000)		976,054

Commitments
Common stock subject to possible redemption, 17,092,268 and 19,592,268 shares at redemption value, respectively	170,922,680	25,000,000	(d)	195,922,680

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-		-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 6,028,982 and 6,078,982 shares issued and outstanding (excluding 17,092,268 and 19,592,268 shares subject to possible redemption, respectively)	603	250	(a)	608
		5	(b)
		(250)	(d)

Additional paid-in capital	5,011,101	24,999,750	(a)	5,011,096
		499,995	(b)
		(500,000)	(c)
		(24,999,750)	(d)

Accumulated deficit	(11,698)	-		(11,698)
Total Stockholders’ Equity	5,000,006	(1,714)		5,000,006

Total Liabilities and Stockholders’ Equity	$176,998,740	$24,900,000		$201,898,740

(1)	Includes up to 643,750 Founder Shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of the financial statement.

NOTE 1 – CLOSING OF OVER-ALLOTMENT OPTION AND ADDITIONAL PRIVATE PLACEMENT

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of BITE ACQUISITION CORP. (the “Company”) as of February 17, 2021, adjusted for the closing of the underwriters’ over-allotment option and related transactions which occurred on February 25, 2021 as described below.

On February 17, 2021, the Company consummated the IPO of 17,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175,000,000. The Company granted the underwriters in the IPO (the “Underwriters”) a 45-day option to purchase up to 2,650,000 additional Units to cover over-allotments, if any. On February 25, 2021, the Underwriters exercised the over-allotment option in part and purchased an additional 2,500,000 Over-Allotment Units, generating an aggregate of gross proceeds of $25,000,00 and incurred $500,000 in cash underwriting fees.

Simultaneously with the closing of the over-allotment the Company consummated the private placement (the “Private Placement”) of an aggregate of 50,000 units (the “Private Units”) at a price of $10.00 per Private Unit, to the Sponsor and EarlyBirdCapital, Inc., generating total gross proceeds of $500,000.

Upon closing of the IPO, the Private Placement, and the sale of the Over-Allotment Units, a total of $200,000,000 ($10.00 per Unit) was placed in a U.S.-based trust account, with Continental Stock Transfer & Trust Company acting as trustee.

	Pro Forma Entries	Debit	Credit
(a)	Cash held in trust account	$25,000,000
	Common stock		$250
	Additional paid-in capital		$24,999,750
	To record sale of 2,500,000 Overallotment Units at $10.00 per Unit

(b)	Due to Sponsor	$100,000
	Cash held in trust account	400,000
	Common stock		$5
	Additional paid-in capital		$499,995
	To record sale of 50,000 Private Units at $10.00 per Private Unit

(c)	Additional paid-in capital	$500,000
	Cash held in trust account		$500,000
	To record payment of cash underwriting fee

(d)	Common stock	$250
	Additional paid-in capital	$24,999,750
	Common stock subject to possible redemption		$25,000,000
	To record common stock out of permanent equity into mezzanine redeemable stock